EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550
CERADYNE, INC. RECEIVES $78 MILLION CERAMIC BODY ARMOR ORDER FOR U.S. ARMY
Costa Mesa, Calif.—July 27, 2007—Ceradyne, Inc. (NASDAQ: CRDN) received a $78 million delivery order for ESAPI (Enhanced Small Arms Protective Inserts) from the U.S. Army, Aberdeen Proving Ground, Maryland. This new delivery order is scheduled to be shipped beginning September 2007 through December 2007. This delivery order will be shipped against a larger indefinite delivery/indefinite quantity (ID/IQ) contract. The Company records as firm orders only delivery orders, such as the above, that have firm scheduled delivery dates.
David P. Reed, Ceradyne President North American Operations, commented: “We are pleased to have received this ESAPI order as it gives our Company visibility for the balance of this year. Utilizing the Lexington, Kentucky facility and the Costa Mesa and Irvine, California plants, we expect to meet the Army’s quality and delivery requirements.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.
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